UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 10, 2012

YTB International, Inc.
[Missing Graphic Reference]
(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-18412	20-2181181
(Commission File Number)	(IRS Employer Identification No.)

1901 East Edwardsville Road
1901 East Edwardsville Road

Wood River, Illinois	62095
(Address of Principal Executive Offices)	(Zip Code)

(618) 655-9477

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                      Regulation FD Disclosure

On March 10, 2012, YTB International, Inc. (the “Company”) announced that it had reached an agreement in principle to merge with LTS Nutraceuticals, Inc., which shall be renamed LTS International, Inc. upon consummation of the merger (“LTS”).  The parties intend for the Company to be the survivor in a merger with a wholly-owned subsidiary of LTS.

Completion of the transaction is subject to customary conditions and approvals, including ratification of the Board of Directors for the Company and LTS, shareholder approval of the Company, and applicable regulatory approvals.

At a joint announcement, Ted Farnsworth, Chairman of LTS, and J. Scott Tomer, Chairman of the Company also announced that:  (i) Tomer anticipated being appointed to the LTS Board of Directors, (ii) that the multilevel marketers of both the LTS multilevel marketing business and of the Company would be able to share in a still being defined joint bonus pool, (iii) that certain benefits previously available to YTB multilevel marketers would also be available to LTS multilevel marketers, based upon meeting performance criteria, and (iv) that the entities would jointly actively pursue growth of their businesses into various Asian markets.

A copy of the Company press release issued March 12, 2012 regarding the transaction is attached hereto as Exhibit 99.1.  A copy of the Company’s “Frequently Asked Questions” distributed during the joint announcement is attached hereto as Exhibit 99.2.

Item 9.01                      Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press release dated March 12, 2012.

99.2	Frequently Asked Questions distributed by the Company on March 10, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YTB INTERNATIONAL, INC.

Date: March 12, 2012	By:	/s/ Robert M. Van Patten
Name: Robert M. Van Patten
Title: Chief Executive Officer

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